Exhibit 99.1

From:	David R. Harvey, Chairman	For questions, contact:
	Jai P. Nagarkatti, President and CEO	Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

July 22, 2008

SIGMA-ALDRICH (NASDAQ: SIAL) REPORTS 16.7% GAIN IN Q2 2008 DILUTED EPS.

Q2 2008 SALES RISE 14.4%. 2008 DILUTED EPS FORECAST RAISED $.05 TO $2.62-$2.72.

HIGHLIGHTS:

2008 Results (all percentage comparisons are to comparable periods in 2007):

•

Q2 2008 Sales Set New Quarterly Record: Q2 2008 sales reached another new quarterly high of $580.7 million, an increase of 14.4%. All four business units reported double-digit growth for the third successive quarter. Organic sales growth of 7.1% confirmed earlier expectations regarding the roughly one percentage point impact of the Easter holidays from Q1 to Q2 sales growth. Currency added another 7.3 percentage points to growth. Quarterly comparisons and a reconciliation of reported to adjusted sales growth can be found on page 10.

•

Operating And Pretax Margins Continued Strong as Pretax Income Growth Exceeds Sales Growth: Q2 2008 operating and pretax income margins were 23.1% and 22.6%, respectively, an improvement over the Q2 2007 level. Pretax income increased 19.4% in Q2 2008.

•

Double-Digit EPS Growth Despite Higher Tax Rates: Q2 2008 diluted EPS increased 16.7% to $.70, including $.08 from favorable currency rates offset by $.03 from a higher tax rate. A previously communicated reduction in tax benefits resulted in an effective tax rate of 30.8% in Q2 2008 compared to 27.5% for Q2 2007. An explanation of the tax rate difference and a reconciliation of currency adjusted proforma to reported diluted EPS for the quarter can be found on pages 4 and 11, respectively.

•	Significant Increase In Cash Flow From Operations: Cash flow from operations for the first six months of 2008 improved by 36.8% to $222.0 million.

Outlook:

•	Sales for full year 2008 are expected to meet the Company’s 7% organic growth goal. Currency benefits could add another 6% to growth if currency exchange rates remain at June 30, 2008 levels.

•

Currency, lower interest rates, our supply chain initiative and other process improvements are expected to enhance pretax profit margins for full year 2008 from the 21.5% pretax margin achieved in full year 2007.

•

Management has increased its estimate for full year 2008 diluted EPS by $.05 to a new range of $2.62 to $2.72, an increase of 12.0% to 16.2% over 2007, based on these sales expectations, both higher than expected margins in Q2 2008 and those forecast for the remaining quarters of 2008, currency rates remaining at June 30, 2008 levels, an effective tax rate ranging from 30% to 32% and other factors.

CEO’s STATEMENT:

Commenting on second quarter performance and expectations for the full year of 2008, President and CEO Jai Nagarkatti said: “We are pleased with our strong second quarter performance as we continue to pursue and achieve above market growth from the five key initiatives driving our sales gains and returns. Our second quarter sales of $580.7 million, which included the best sales month in the Company’s history in June, represent another new quarterly high, exceeding the record established just one quarter ago. And we were able to grow EPS faster than sales and improve operating margins as ongoing process improvement activities, lower interest costs and benefits from our supply chain initiative combined to more than offset other cost increases and the impact of a higher effective tax rate.”

Nagarkatti continued, “We’re in the final year of our 2006-2008 strategic plan, and are in the process of identifying the activities that are expected to drive growth at above market rates for the next three years. Results from our current initiatives are meeting, and in some cases, exceeding expectations. Second quarter achievements for our five key growth initiatives included:

•

Improved growth for all three of our Research-based business units and a record sales amount for SAFC, our Fine Chemicals unit, as we continued to enhance our customer centric activities. Research Essentials and Research Specialties achieved sales growth in excess of long-term growth targets, and Research Biotech exceeded current year growth expectations, all after factoring out a modest benefit in the second quarter from holiday timing differences between 2008 and 2007. And SAFC had another increase in its booked orders for future delivery to again achieve a new record level;

•

Increasing reported and adjusted sales in CAPLA (Canada, Asia Pacific and Latin America) markets by 19.3% and 11.3%, respectively, in Q2 2008, with a Q2 2008 revenue contribution from these markets at 20% of sales, a one percentage point improvement over results for the comparable quarter of 2007 and consistent with level achieved for all of 2007. Reported quarterly sales growth in our primary focus markets of India, Brazil and China ranged from 10% to 45% as we continued to increase our presence in each of these markets through new sales activities, completed and planned increases in production capacity, and inventory stocking initiatives;

•

Increasing web-based sales through our award winning website by 21.9%. Overall web-based sales improved to 42% of worldwide Q2 2008 Research-based sales as e-commerce sales to international (Europe and CAPLA) customers rebounded in Q2 to increase by 32.4%. E-commerce sales to U.S. Research customers were 52% of total U.S. Research sales, a one percentage point improvement from the level achieved in Q1 2008;

•

Continuing our commitment to process improvement savings, supporting an expectation of achieving at least $15 million in pretax benefits for 2008 by delivering $3.5 million of benefits during the second quarter of 2008, bringing the year-to-date benefit to $8.3 million. If the adverse impact of higher currency rates on operating costs outside the U.S. is excluded, the year-to-date results were even more robust at roughly $12 million. And our supply chain project is well under way and achieving desired results with a modest contribution to second quarter pretax profits as we seek to take process improvement to a higher level and boost both EPS growth and margins through 2012; and

•

Adding new capabilities in our Research Biotech business unit by expanding our role with The Research Consortium and entering new collaborations with the University of California-San Francisco, Metahelix Life Sciences and Sunset Molecular Discovery to increase product offerings and available information in the areas of monoclonal antibodies, plant bioscience products and bioactive molecules.”

Nagarkatti concluded, “We expect this momentum to carry through the final quarters of 2008, enabling us to meet our 7% organic sales growth goal, generate margin expansion and deliver our increased forecast for diluted EPS of $2.62 to $2.72 for the full year.”

SALES RESULTS (all percentage comparisons are to comparable periods in 2007):

A reconciliation of reported and adjusted sales growth and quarterly sales by business unit can be found in tabular form in the Supplemental Financial Information section on page 10. The quarterly sales data by business unit for 2007 presented on page 10 includes reclassifications to conform to 2008 classifications that reflect transfers of certain products between business units to better align the selling effort for those products with their primary customers.

Reported sales increased 14.4% for the second quarter of 2008 to a new quarterly record of $580.7 million. Second quarter organic sales growth, excluding currency benefits, was 7.1%. Overall organic sales growth for the three Research-based business units (Research Specialties, Research Essentials and Research Biotech) improved to 8.1% in Q2 2008 from 5.7% in Q1 2008, reflecting both improved demand for core Research products and the natural reversal of the dampening impact of the timing of the Easter holiday on Q1 growth that had been predicted. Other highlights for our four business units included:

Research Specialties (Reported growth- Q2: 16.8%, YTD: 15.3%; Organic growth- Q2: 8.7%, YTD: 7.2%): This unit continued its exceptional performance in Q2 2008 with run rate growth (adjusting for the estimated benefit from the holiday timing on organic growth) exceeding its 6% long-term organic growth target for each of the last eight quarters. Improved demand from the academic sector in both the U.S. and Europe continued. Growth was also helped by a brand consolidation initiative that enabled us to streamline our product offering to make products easier to find and improve service, and from improved customer profiles that enabled us to provide more timely and relevant product information to our customers.

Research Essentials (Reported growth- Q2: 13.5%, YTD: 12.1%; Organic growth- Q2: 5.6%, YTD: 4.4%): Q2 2008 organic sales growth continued the pattern of exceeding expectations (after reflecting the estimated holiday impact between Q1 and Q2 2008) in each of the last five quarters. Strong sales gains of research-based cell culture and lab essentials products were helped by continued improvement in sales to academic accounts in the U.S. and Europe.

Research Biotech (Reported growth- Q2: 17.6%, YTD: 17.1%; Organic growth- Q2: 9.8%, YTD: 9.4%): Continued stronger spending by academic customers worldwide enhanced sales growth for molecular biology and cell signaling products. Our short-term actions to add innovative new products across the drug discovery workflow through internal efforts, new collaborations and partnerships, as well as programs to market our products more effectively continued to benefit sales growth over the last four quarters. Pricing and demand for synthetic DNA products remained consistent with that experienced in Q1 2008, reversing the adverse impact on overall sales growth that DNA products had during 2007.

SAFC (Reported growth- Q2: 10.7%, YTD: 14.2%; Organic growth- Q2: 4.7%, YTD: 6.4%): Q2 2008 sales of $170.4 million marked the third successive quarter for achieving a new quarterly sales record. Continued strong growth in Hitech products matched with steady growth for Supply Solutions products was partially offset by moderating demand for industrial cell culture and custom pharma products and the traditionally variable quarterly performance from these product groups. Booked orders for future delivery at June 30, 2008 increased by another 4% from March 31, 2008 levels to another all time high.

INCOME ANALYSIS:

A reconciliation of currency adjusted proforma to reported net income and diluted earnings per share can be found in tabular form in the Supplemental Financial Information section on page 11.

Reported diluted EPS for 2008’s second quarter of $.70, which includes an $.08 benefit from currency exchange rates, partially offset by approximately $.03 due to a higher effective tax rate, increased 16.7% over the $.60 reported for 2007’s second quarter.

Gross profit, S,G&A expenses and operating and pretax income, all expressed as a percentage of sales, and the effective tax rate (income tax expense expressed as a percentage of pretax income), for the second quarters and first six months of 2008 and 2007, were as follows:

	Second Quarter		Year-To-Date
	2008	2007	2008	2007
Gross profit	50.8%	51.3%	51.0%	51.3%
S,G&A expenses	24.9%	25.7%	25.4%	25.6%
Operating income	23.1%	22.8%	22.9%	22.8%
Pretax income	22.6%	21.7%	22.2%	21.7%

Effective tax rate	30.8%	27.5%	31.4%	28.9%

Operating and pretax income margins for Q2 2008 improved over those achieved in Q2 2007. The lower gross profit margins in Q2 2008 compared to Q2 2007 resulted largely from higher manufacturing and distribution expenses, including increases in freight and utility costs, partially offset by process improvement benefits and the Company’s supply chain initiative. The decline in the S,G&A expense percentage reflects the relatively fixed nature of these costs spread over higher sales levels during Q2 2008, with modest benefits from the Company’s process improvement activities and lower legal expenses. Interest expense for Q2 2008 was $2.6 million below the Q2 2007 level due to lower interest rates partially offset by increased borrowing to support a higher level of share repurchases during the quarter.

The higher effective tax rate for Q2 2008 compared to the same period in 2007 reflects a higher level of net international and state and local taxes and the absence of U.S. R&D tax credits in 2008, partially offset by an increase in the U.S. manufacturing deduction.

OUTLOOK:

2008 Expectations: Ongoing benefits from the programs in place to support our five key strategic initiatives are expected to enable the Company to meet its 7% long-term organic growth goal for 2008. Currency benefits could add 6% to this organic growth if currency exchange rates remain at June 30, 2008 levels. The carryover benefit from the February 2007 Epichem acquisition, which has been reflected in only Q1 2008 results, will make an additional modest contribution to full year 2008 growth.

The net transfer of products between our business units (noted at the top of page 3) to better align the selling effort for these products with their primary customers has not changed our growth goals for these business units. Research Essentials is expected to deliver sales growth of 4% to 5%, equaling or exceeding its long-term organic sales growth goal of 4%. This unit plans to continue to take advantage of opportunities in CAPLA markets through increased service levels. Research Specialties plans to extend the activities that have driven its growth at above target levels over the past eight quarters, with an expectation of organic sales growth consistent with its previously communicated sales growth of 7% to 8% for the year, remaining well ahead of its 6% long-term goal. With a strong first half in 2008 and better than expected results from new product offerings and marketing programs, Research Biotech is expected to continue its positive momentum and deliver improved organic growth of at least 8% for 2008.

SAFC achieved record sales levels in each of the last three quarters and reached a new high in booked orders for future delivery at June 30, 2008, but recent economic and industry conditions and discussions with customers have led us to moderate growth expectations for the full year from 8% to 9% to a new range of 5% to 6%, reflecting the likely impact of reduced spending by select customers for our custom pharmaceutical products. A carryover benefit in Q1 2008 from the February 2007 acquisition of Epichem, an innovator in developing and supplying high performance semiconductor materials, is expected to add modestly to full year organic growth.

Ongoing efforts to identify and pursue desirable acquisition candidates or technology access arrangements may further enhance growth in 2008 as we continue to seek to add additional annual revenue through the acquisition of strategically important products, services, platform technologies, businesses and facilities.

Our forecast for diluted earnings per share for all of 2008 is increased by $.05 to a new range of $2.62 to $2.72, a 12.0% to 16.2% increase over 2007’s $2.34, based on our 2008 year-to-date results, the sales expectations described above, currency rates remaining at June 30, 2008 levels, the expected pretax income margin and tax rate described below and other expectations for our business. Pretax income margins for the full year are expected to improve from the 21.5% achieved in 2007 as the result of favorable currency rates, lower interest rates, modest contributions from the Company’s supply chain initiative and other margin improvement initiatives. Anticipated input cost increases are expected to be offset by higher selling price increases, with ongoing monitoring of these costs to achieve desired margins. A higher forecasted effective tax rate in the range of 30% to 32% of pretax income for all of 2008 will likely partially offset pretax margin improvements. The effective tax rate for 2008 is expected to increase due to a higher net international tax level versus 2007 and the expiration of the U.S. R&D tax credit. Reinstatement of the U.S. R&D tax credit by the U.S. Congress and/or other known tax reduction activities could drive the tax rate for 2008 from our higher year-to-date level to the mid-point or lower end of the forecasted range. Variations to our forecast tax rate and forecast diluted EPS for 2008 are also possible due in part to changes in the status of tax uncertainties pursuant to FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” Additional modest share repurchase activity may also benefit EPS growth.

Supply Chain Initiative: The Company’s previously announced supply chain project is an ambitious five-year project that is expected to improve service and enable us to expand margins through eight separate but complementary supply chain initiatives focused on improving how we procure goods and services, manage inventory and execute other supply chain activities that are key to our customer centric approach. While the project commenced in 2007 and management expects it to be mildly accretive to profitability in 2008, management does not expect significant annual pretax income benefits to result until 2009. Estimated annual pretax benefits of $10 to $15 million, as early as 2009, are expected to increase in roughly ratable amounts to between $35 and $45 million annually by 2012. Based on current shares outstanding, this could increase diluted earnings per share by $.05 to $.08 in 2009, increasing to $.19 to $.24 by 2012, and improve pretax and operating margins by as much as 150 basis points when the full benefits of the project are realized. These benefits are above and beyond our current expectations to continue to generate $15 million in annual pretax savings from process improvements, with the majority of these $15 million in savings expected to be reinvested to support achieving revenue growth targets just as they have been historically.

OTHER INFORMATION:

Return On Equity: Our ROE at June 30, 2008 was 21.3%, continuing to exceed our 20% goal.

Share Repurchase: Another 3.1 million shares were acquired during Q2 2008 at an average price of $58.51 per share. Since beginning the program in late 1999, 88.0 million shares have been acquired at an average purchase price of $22.15 per share. There were 126.0 million shares outstanding at June 30, 2008. The Company expects to repurchase 2.0 million more authorized shares, but the timing and number of shares purchased, if any, will depend upon market conditions and other factors.

Cash Flow, Working Capital and Debt: Cash flow from operations for the first six months of 2008 compared to 2007 increased by $59.7 million or 36.8% to $222.0 million as deferred income taxes and the growth in inventory investment declined from 2007 levels. This cash flow, together with a $51.3 million increase in debt and other non-operating cash sources, enabled us to fund $230.5 million for share repurchases, pay $42.2 million for property and equipment additions and return $33.2 million to shareholders through a 13% increase in the quarterly dividend. We expect to continue to have adequate cash and borrowing capacity to fund all anticipated requirements for operations and acquisitions over the remainder of 2008.

Short-term borrowings were $394.0 million at a weighted average interest rate of 2.4% and long-term debt was $200.1 million at a weighted average interest rate of 6.4% at June 30, 2008. Our debt to capital ratio at June 30, 2008 was 26.9%.

Accounts receivable days sales outstanding at June 30, 2008 were 51 days, consistent with the level at June 30, 2007, but reduced from the 53 days outstanding at March 31, 2008 that had reflected a temporary increase related to the timing of customer payments. Inventory months on hand were 7.2 months at June 30, 2008 compared to a 7.3 month level at year-end 2007.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 36 countries and has 8,000 employees providing excellent service worldwide. We are committed to accelerating our Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award winning web site at www.sigma-aldrich.com.

Non-GAAP Financial Measures: The Company uses certain non-GAAP financial measures to supplement its GAAP disclosures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by similar companies in the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure.

With over 60% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted growth, and believes it is useful to investors, to judge the Company’s controllable, local currency performance. Organic sales growth data presented in this release is proforma data and excludes currency, and where indicated, acquisition impacts. While we are able to report currency impacts after the fact, we are unable to estimate changes that may occur later in 2008 to applicable exchange rates and are thus unable to reconcile the projected non-GAAP, currency adjusted internal growth rates to reported GAAP growth rates for the year 2008. Any significant changes in currency exchange rates would likely have a significant impact on our reported growth rates due to the volume of our sales denominated in foreign currencies.

Management also reports both GAAP and adjusted sales, income and process improvement savings amounts and comparisons to reflect what it believes is ongoing and/or comparable operating results excluding currency impacts and the sales benefit from acquisitions. Management excludes these other items in judging its historical performance and in assessing its expected future performance and believes this non-GAAP information is useful to investors as well.

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including the “Highlights”, “CEO’s Statement”, “Sales Results”, “Income Analysis”, “Outlook”, and “Other Information-Share Repurchase” sections contained above and other statements regarding the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings, share repurchases, acquisitions and other matters. These statements involve assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) changes in pricing and the competitive environment, (2) fluctuations in foreign currency exchange rates, (3) dependence on uninterrupted manufacturing operations, (4) changes in the regulatory environment in which the Company operates, (5) changes in worldwide tax rates or tax benefits from domestic and international operations, including the matters described in Note 4- Uncertainty in Income Taxes- to the Consolidated Financial Statements in the Company’s Form 10-Q report for the quarter ended March 31, 2008, (6) exposure to litigation, including product liability claims, (7) changes in research funding and the success of research and development activities, (8) the ability to maintain adequate quality standards, (9) reliance on third party package delivery services, (10) the impact of acquisitions and success in integrating and obtaining projected results from the acquisitions, (11) other changes in the business environment in which the Company operates, and (12) the outcome of the matters described in Note 13 - Contingent Liabilities and Commitments—to the Consolidated Financial Statements in the Company’s Form 10-Q report for the quarter ended March 31, 2008. A further discussion of the Company’s risk factors can be found in Item 1A of the Company’s Form 10-K report for the year ended December 31, 2007. The Company does not undertake any obligation to update these forward-looking statements.

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Income (Unaudited)

(in millions except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net sales	$580.7	$507.5	$1,150.3	$1,003.4
Cost of products sold	285.8	247.0	563.2	488.5

Gross profit	294.9	260.5	587.1	514.9
Selling, general and administrative expenses	144.5	130.3	292.2	257.2
Research and development expenses	16.0	14.5	31.9	28.6
Interest, net	3.2	5.8	7.4	11.7

Income before income taxes	131.2	109.9	255.6	217.4
Provision for income taxes	40.4	30.2	80.3	62.8

Net income	$90.8	$79.7	$175.3	$154.6

Net income per share - Basic	$0.71	$0.61	$1.37	$1.18

Net income per share - Diluted	$0.70	$0.60	$1.34	$1.16

Weighted average number of shares outstanding - Basic	127.5	130.8	128.3	131.3

Weighted average number of shares outstanding - Diluted	130.2	133.2	131.0	133.6

SIGMA-ALDRICH CORPORATION

Consolidated Balance Sheets

(in millions)

	(Unaudited)
	June 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$240.3	$237.6
Accounts receivable, net	328.8	276.3
Inventories	687.9	653.6
Deferred taxes	72.9	57.7
Other current assets	55.2	57.3

Total current assets	1,385.1	1,282.5

Property, plant and equipment, net	689.6	681.5
Goodwill, net	425.6	420.3
Intangibles, net	131.4	136.9
Other assets	105.0	107.9

Total assets	$2,736.7	$2,629.1

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$394.0	$331.3
Accounts payable	128.4	131.0
Accrued payroll and payroll taxes	56.6	55.0
Accrued income taxes	82.8	47.1
Other accrued expenses	78.8	70.6

Total current liabilities	740.6	635.0

Long-term debt	200.1	207.0
Deferred post-retirement benefits	37.0	36.9
Deferred taxes	45.0	42.3
Other liabilities	100.7	91.3

Total liabilities	1,123.4	1,012.5

Stockholders’ equity:
Common stock	201.8	201.8
Capital in excess of par value	123.9	109.7
Common stock in treasury	(1,751.8)	(1,534.1)
Retained earnings	2,820.6	2,679.3
Accumulated other comprehensive income	218.8	159.9

Total stockholders’ equity	1,613.3	1,616.6

Total liabilities and stockholders’ equity	$2,736.7	$2,629.1

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Six Months Ended June 30,
	2008	2007
Cash flows from operating activities:
Net income	$175.3	$154.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	51.0	48.4
Deferred income taxes	(10.8)	(36.8)
Stock-based compensation expense	10.8	10.3
Other	0.8	5.8
Changes in assets and liabilities:
Increase in accounts receivable	(40.3)	(37.2)
Increase in inventories	(8.6)	(20.4)
Increase in accrued income taxes	29.9	24.7
Other	13.9	12.9

Net cash provided by operating activities	222.0	162.3

Cash flows from investing activities:
Property, plant and equipment additions	(42.2)	(36.4)
Proceeds from sale of property, plant and equipment	0.2	1.0
Acquisitions of businesses, net of cash acquired	—	(69.1)
Other, net	1.6	7.5

Net cash used in investing activities	(40.4)	(97.0)

Cash flows from financing activities:
Net issuance of short-term debt	141.3	66.2
Repayment of long-term debt	(90.0)	(19.6)
Payment of dividends	(33.2)	(30.1)
Treasury stock purchases	(230.5)	(84.5)
Exercise of stock options	13.9	13.6
Excess tax benefits from stock-based payments	4.8	2.9

Net cash used in financing activities	(193.7)	(51.5)

Effect of exchange rate changes on cash	14.8	2.5

Net change in cash and cash equivalents	2.7	16.3
Cash and cash equivalents at January 1	237.6	173.8

Cash and cash equivalents at June 30	$240.3	$190.1

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Sales Growth by Business Unit

	Three Months Ended June 30, 2008
	Reported	Currency Benefit	Acquisition	Adjusted (Organic)
Research Essentials	13.5%	7.9%	—%	5.6%
Research Specialties	16.8%	8.1%	—%	8.7%
Research Biotech	17.6%	7.8%	—%	9.8%
SAFC	10.7%	6.0%	—%	4.7%
Total	14.4%	7.3%	—%	7.1%

	Six Months Ended June 30, 2008
	Reported	Currency Benefit	Acquisition	Adjusted (Organic)
Research Essentials	12.1%	7.7%	—%	4.4%
Research Specialties	15.3%	8.1%	—%	7.2%
Research Biotech	17.1%	7.7%	—%	9.4%
SAFC	14.2%	6.4%	1.4%	6.4%
Total	14.6%	7.5%	0.4%	6.7%

Business Unit Sales

(in millions)
	First Quarter 2007	Second Quarter 2007	Third Quarter 2007	Fourth Quarter 2007	Total 2007
Research Essentials	$99.4	$96.4	$95.6	$99.3	$390.7
Research Specialties	187.3	183.7	184.6	197.9	753.5
Research Biotech	76.0	73.5	72.9	79.6	302.0
SAFC	133.2	153.9	150.1	155.3	592.5

Total Customer Sales	$495.9	$507.5	$503.2	$532.1	$2,038.7

	First Quarter 2008	Second Quarter 2008	YTD 2008
Research Essentials	$110.1	$109.4	$219.5
Research Specialties	213.3	214.5	427.8
Research Biotech	88.7	86.4	175.1
SAFC	157.5	170.4	327.9

Total Customer Sales	$569.6	$580.7	$1,150.3

NOTE:	2007 Business Unit sales data reflects reclassifications to conform to the 2008 classification that reflects transfers of certain products between business units to better align the selling effort for those products with their primary customers.

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Reconciliation of Proforma to Reported Net Income

	Net Income (in millions)		Diluted Earnings Per Share
	Three Months Ended June 30,		Three Months Ended June 30,
	2008	2007	2008	2007
Proforma net income before currency benefit	$80.2	$79.7	$0.62	$0.60
Currency benefit	10.6	—	0.08	—

Total reported net income	$90.8	$79.7	$0.70	$0.60

	Net Income (in millions)		Diluted Earnings Per Share
	Six Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Proforma net income before currency benefit	$151.3	$154.6	$1.16	$1.16
Currency benefit	24.0	—	0.18	—

Total reported net income	$175.3	$154.6	$1.34	$1.16